UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2012

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MEDICAL ALARM CONCEPTS HOLDING, INC.

(Exact name of registrant as specified in its charter)

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Nevada	333-153290	26-3534190
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

200 West Church Road, Suite B, King of Prussia, PA 19406
(Address of Principal Executive Offices) (Zip Code)

(877) 639-2929
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 6, 2012, the Company entered into an agreement converting the final portion of its Series B Convertible Preferred stock. All Series B Convertible Preferred stock has now been retired. All Series A Convertible Preferred stock had been retired previously. All Warrants associated with the March 2009 issuance of convertible debts have been cancelled.

Item 7.01 Regulation FD Disclosure

On September 5, 2012 the Company discussed that recent cancellations of convertible debt, Series B Convertible Preferred Stock and various warrants may trigger the reversal of a significant amount of previously recorded derivative liability charges likely resulting in a large one-time gain(s) during one or more future accounting periods.

On September 5, 2012, the Company issued a press release outlining several developments at the company. These included comments concerning the following: Over the past 48 hours approximately 32 news orders were taken and many activations and up sells completed.  This is an increase in the level of business activity of over 400% from just a few months ago.  Management believes the Company is moving into its busiest time of the year and expects continued order acceleration through year-end as a result. The Company recently kicked off its Google Adwords campaign, which has already significantly increased web hits, incoming calls and sales. Shipments to Denmark have begun with an order from Ireland expected over the short term.  Additional contracts are being worked for Australia, Slovenia, and several other European countries. The balance sheet restructuring includes recent debt forgiveness and consolidation, cancellation of 165 million toxic warrants, the pay down of trade payables and increases in working capital and inventories. The Company has notified its accountants to begin the process during the month of September of preparing financials in order to return the company to fully reporting status. There are approximately 631 million shares outstanding placing the market capitalization at approximately $2.5 million. The current acceleration in the revenue growth trajectory places the Company on track to become profitable over the short term as the signing of monthly contracts continues to accelerate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Medical Alarm Concepts Holdings, Inc.

Date: September 10, 2012	Medical Alarm Concepts Holdings, Inc
	By	/s/ Ronnie Adams
Name: Ronnie Adams Title: